POLICY REGARDING INSIDER TRADING

Adopted: June 27th, 2024

Purpose

Provident Bancorp, Inc. (the “Company”) is a public company, the common stock of which is quoted on the Nasdaq Capital Market and registered under the Securities Exchange Act of 1934, as amended. As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). Investment by directors, officers and employees in the Company stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by “insiders” for their own profit.

As a director, officer or employee of a public company, you have the responsibility not to participate in the market for the Company stock while in possession of material inside information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, inside information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material, inside information, you will not only have to pay back any profit you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws.

To avoid these harsh consequences, the Company has developed the following guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees. However, these guidelines do not address all possible situations that you may face. In addition, you need to review and understand the Company’s Policy on Fair Disclosure to Investors that describes your obligations regarding the selective disclosure of confidential information to ensure compliance with SEC Regulation FD, which requires “fair disclosure” of material, non-public information.

Insider Trading Concepts

What is “Inside” Information?

Inside information includes any non-public information of which you become aware because of your “special relationship” with the Company as a director, officer or employee and which has not been disclosed to the public (i.e., is non-public). The information may be about the Company, BankProv (the “Bank”) or other subsidiaries or affiliates. It may also include information you learn about another company (for example, companies that are current or prospective customers or suppliers to the Company or those with which the Company may be in negotiations regarding a potential transaction).

What is “Inside” Information?

Information is material if an investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either good or bad information may be material. If you are unsure whether the information is material, assume it is material.

Examples of material information typically include, but are not limited to:

●	Financial or accounting problems;
●	Estimates of future earnings or losses;
●	Significant non-recurring gains or losses;
●	Events that could result in restating financial information;
●	A proposed acquisition, sale or merger;
●	Changes in key management personnel;
●	Beginning or settling a major lawsuit;
●	Changes in dividend policies;
●	Declaring a stock split;
●	A stock repurchase program; or
●	A stock or bond offering.

What is Non-Public Information?

Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, in a press release, or in SEC filings, for example) and people have had an opportunity to see or hear it.

Trading Guidelines

A.	Rules Applicable to All Directors, Officers and Employees.

No director, officer or employee may trade any security, whether issued by the Company or by any other company, while in possession of “material inside information” about the issuer. Further, no director, officer or employee may disclose “material inside information” to any other person (including immediate family members, friends or stockbrokers) so that such other person may trade in the stock. It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should generally wait one full trading day before buying or selling securities to allow the market to absorb the information.

This means the following with respect to certain Bank or Company employee benefit plans:

●

401(k) Plan. An officer or employee having material inside information regarding the Company may not (i) initiate a transfer of funds into or out of the Provident Bancorp, Inc. stock fund of the 401(k) plan, or (ii) change an existing election to invest funds in the Provident Bancorp, Inc. stock fund. However, ongoing purchases of the Company’s stock through the plan pursuant to a prior election are not prohibited.

●

Other Company Stock Purchase Plans. A director, officer or employee having material inside information regarding the Company may not sign up for, or increase participation in, any employee stock purchase plan or dividend reinvestment plan. However, ongoing purchases through those plans pursuant to a prior election are not prohibited.

●

Stock Options. A director, officer or employee may exercise a stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a cashless exercise or otherwise) if the employee has material inside information regarding the Company. At any time, however, an employee may deliver Company stock already owned to pay the option exercise price and taxes.

B.	Additional Rules Applicable to All Officers with the Title of Senior Vice President or Higher, All Directors, and All Persons in the Accounting Department (the “Restricted Group”).

1.	Blackout Periods

●

Quarterly Blackout Periods: No person in the Restricted Group may trade in Company securities during a blackout period that begins on the 15th day of the last month of each calendar quarter (i.e., on March 15, June 15, September 15 and December 15) and ends at the end of the first full trading day after the public release of the Company’s earnings for such quarter. The blackout period applies to (i) open market purchases or sales, (ii) a sale of securities following exercise of a stock option (including a sale by way of a cashless exercise), (iii) signing up for, or increasing participation in, any employee stock purchase plan or dividend reinvestment plan, and (iv) initiating a transfer of funds into or out of any Company stock fund of a 401(k) plan or increasing an existing election to invest funds in any Company stock fund. However, ongoing purchases through the 401(k) plan or other Company-sponsored plan pursuant to a prior election are permitted at any time (i.e., they are not subject to the blackout period)

●

Temporary Blackout Periods. The Company may also institute temporary blackout periods in the event of a material corporate development. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it.

●

Written Plan Exception. The limitations of the blackout periods shall not apply to trading in Company securities pursuant to a “written plan for trading securities” provided that such plan was entered into prior to the commencement of the applicable blackout period, meets the requirements of SEC Rule 10b5-1 (including satisfaction of a cooling-off period and inclusion in the plan of certain certifications) and is approved in advance by the Company’s Board of Directors. See also Section C.4 below.

2.

Selling Short. No person in the Restricted Group may at any time sell short Company stock or otherwise sell any equity securities of the Company that they do not own. Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price.

3.

Options. No person in the Restricted Group may at any time buy or sell options on Company securities (so called “puts” and “calls”) except in accordance with a program approved by the Company’s Board of Directors or a trade cleared by the President and Chief Executive Officer. This restriction does not apply to the exercise of employee or director stock options, which is treated under Section A above.

4.

Margin Accounts, Pledges and Hedging. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non public information or otherwise is not permitted to trade in Company securities and, as a result, the pledgor may be subject to liability under insider trading laws

Therefore, you may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

In addition, you may not, directly or indirectly, engage in hedging or monetization transactions, though transactions in Company securities or through financial instruments designed for that purpose or achieving that effect, including equity swaps, puts, calls, collars, forwards, exchange funds and prepaid variable forwards.

C.	Additional Rules.

1.

Pre-Clearance and Reporting. Directors and executive officers, and any family member sharing the same household or a corporation or trust they control, must have transactions in the Company’s securities pre-cleared by the Filing Coordinator prior to effecting such transactions. If, upon requesting clearance, you are advised that Company stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may re-apply for pre-clearance at a later date when trading restrictions may no longer be applicable. It is critical that you obtain pre-clearance of any trading to assist you in avoiding short-swing or insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development).

2.

Options and Other Stock Plans. The exercise of stock options and/or sale of stock acquired upon an exercise of stock options and the transfer of funds into and out of the Company’s stock plans are subject to special rules. The Filing Coordinator should be contacted before any such transaction is conducted.

3.

Pension Fund Blackouts. The Sarbanes-Oxley Act of 2002 also requires the Company to prohibit all purchases, sales or transfers of the Company’s securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Directors and executive officers will be contacted when these or other restricted trading periods are instituted.

4.

Rule 10b5-1 Plans. Directors and executive officers may only enter into a trading plan when they are not in possession of material inside information, and only with prior pre-clearance, including with respect as to confirmation as to compliance with SEC Rule 10b5-1. In addition, directors and executive officers may not enter into a trading plan during a quarterly blackout period or during a pension fund blackout period. The actual establishment of a trading plan must be reported to the Chief Financial Officer and the Corporate Secretary so that the required public disclosure (including a description of the material terms of such trading plan) can be made in the Company’s SEC filings. Transactions made under a trading plan need to be promptly reported to the Filing Coordinator who will assist in the preparation of the necessary Form 4.

D.	Additional Rules Applicable to Proposed Mergers/Acquisitions.

Whenever the Company is actively considering a particular company for merger, acquisition or for another significant business relationship (such as a joint venture) or whenever the Company is engaged in active discussion regarding the sale of control of the Company, all of the Company’s personnel involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship are prohibited from trading in any of the Company’s securities and any securities of the other company.

Note: This policy applies to personal securities transactions by the directors, officers and employees identified above and also applies to:

(a)	Transactions for accounts in which the director, officer or employee has an interest or an ability to influence transactions; and

(b)

Transactions by the director’s, officer’s or employee’s spouse or any other member of their household unless (i) the household member's investment decisions are made independently of the director, officer or employee and (ii) the household member has not received inside information about the issuer of the security. It must be understood, however, that the director, officer and employee and/or the household member will bear the burden of demonstrating that the household member has not received inside information. Furthermore, directors and executive officers are subject to special rules in this regard and any proposed transaction in Company securities by a corporation or trust they control or by a family member sharing the same household must be discussed in advance with the Chief Executive Officer or Company counsel.

E.	Stock Repurchases by the Company.

Although this policy does not restrict the Company’s purchase of its common stock, the Board of Directors has delegated to the Chief Executive Officer or his designee(s) the authority and discretion to authorize the Company to purchase Company common stock pursuant to a Board-approved and currently effective stock repurchase program, including during a restricted trading period under this policy, provided that the Chief Executive Officer determines that: (i) the Company is not in possession of non-public material information that prohibits such purchases; (ii) the stock repurchases are conducted in accordance with a currently effective stock repurchase program and are not being conducted for the purpose of manipulating the trading market for the Company common stock; and (iii) the Chief Executive Officer or his or her designee(s) has sought the advice of any advisors as he or she deems appropriate.

Confidentiality

Serious problems could develop for the Company by unauthorized disclosure of inside information about the Company, whether or not for the purpose of facilitating improper trading of the Company’s stock.

A.	Confidentiality of Non-Public Information.

Directors, officers and employees should not discuss internal matters or developments with anyone outside of the Company (including family members, securities analysts, individual investors, members of the investment community and news media), except as required in the performance of regular corporate duties. In addition, directors, officers and employees of the Company with knowledge of material, non-public information should only disclose such information to other Company personnel on a “need-to-know” basis so that the group of individuals with knowledge of material, non-public information is kept as small as possible.

All inquiries about the Company made by the financial press, investment analysts or others in the financial community, or by shareholders must be handled in accordance with the Company’s Policy on Fair Disclosure to Investors. If you have any doubt as to your responsibilities under this policy, you should seek clarification from the Disclosure Policy Compliance Officer before acting.

B.	Prohibition Against Internet Disclosure

It is inappropriate for any unauthorized person to disclose Company information or to discuss the Company on the Internet, including in any forum or chat room where companies and their prospects are discussed. The posts in these forums are, in some cases, made by investors who are poorly informed, who have malicious intent or who intend to benefit their own stock positions. To avoid the disclosure of material, inside information, no director, officer or employee may discuss the Company or Company-related information in an Internet forum or chat room, regardless of the situation.

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If you have any questions regarding this policy, please contact Ken Fisher, Chief Financial Officer, and Disclosure Policy Compliance Officer of the Company.

Approved by: Board of Directors, Provident Bancorp, Inc.